Exhibit 5.1

Our ref	SQG/794866-000002/85346551v4

YIMUTIAN INC.

Suite #4-210

Governors Square

23 Lime Tree Bay Avenue

PO Box 32311, Grand Cayman

KY1-1209, Cayman Islands

9 February 2026

Dear Sir or Madam

YIMUTIAN INC.

We have acted as Cayman Islands legal advisers to YIMUTIAN INC. (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to the issue by the Company of: (i) an aggregate of 139,198,200 class A ordinary shares of a par value of US$0.00001 each ("Class A Ordinary Shares") represented by the Company's American depositary shares ("ADSs"), each ADS representing 25 Class A Ordinary Shares, (ii) an aggregate of 208,797,325 Class A Ordinary Shares represented by ADSs issuable upon exercise of the ADS Warrants (as defined below), (iii) an aggregate of 139,198,200 Class A Ordinary Shares represented by ADSs issuable upon exercise of the Pre-Funded Warrants (as defined below) and (iv) an aggregate of 4,175,950 Class A Ordinary Shares represented by ADSs issuable upon exercise of the Placement Agent Warrants (as defined below) (collectively, the "Shares").

The ADSs will be issued in accordance with a deposit agreement dated 7 August 2025 made between the Company, JPMorgan Chase Bank, N.A. (the "Depositary") as the depositary and the holders and beneficial owners of the ADSs evidenced by the American Depositary Receipts issued thereunder (as amended).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation of the Company dated 29 January 2014 issued by the Registrar of Companies in the Cayman Islands.

1.2	The Thirteenth Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolution passed on 12 May 2025 and effective immediately prior to the completion of the initial public offering of the ADSs representing the Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 6 February 2026 (the "Board Resolutions").

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 4 February 2026 (the "Certificate of Good Standing").

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.6	The Registration Statement.

1.7	The form of securities purchase agreement to be made between the Company and the purchasers named therein (the "SPA").

1.8	The form of ADS warrants to purchase Class A Ordinary Shares represented by ADSs to be issued by the Company to the purchasers named therein (the "ADS Warrants").

1.9	The form of pre-funded warrants to purchase Class A Ordinary Shares represented by ADSs to be issued by the Company to the purchasers named therein (the "Pre-Funded Warrants").

1.10	The form of placement agent warrants to purchase Class A Ordinary Shares represented by ADSs to be issued by the Company to the purchasers named therein (the "Placement Agent Warrants" and, together with the SPA, the ADS Warrants and the Pre-Funded Warrants, the "Documents").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "New York Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the New York Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by any state or federal court in New York (the "New York Jurisdiction") and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the New York Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.8	The ADS Warrants, the Pre-Funded Warrants and the Placement Agent Warrants (collectively, the "Warrants") will be issued, authenticated and certificated as required in accordance with the provisions of the SPA, and certificates representing the Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the SPA.

2.9	The Company will have sufficient authorised but unissued Class A Ordinary Shares in its authorised share capital to enable the Company to issue the Shares upon exercise of the Warrants.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Warrants, the ADSs or the Shares.

2.11	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.12	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.13	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.14	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.15	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the New York Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$200,000 divided into 20,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 16,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 800,000,000 Class B ordinary shares of a par value of US$0.00001 each, and (iii) 3,200,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares as contemplated by the Registration Statement (including the Shares underlying the ADSs issuable upon the exercise of the Warrants) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Documents, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, issue, delivery and performance of the Documents, including the issue of the Shares, ADSs and Warrants as contemplated by the Registration Statement and the Documents, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Documents by any Officer (as defined in the Board Resolutions) for and on behalf of the Company, the Documents will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption "Taxation – Cayman Islands Taxation" and "Enforceability of Civil Liabilities" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) ("BOT Act").

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	The phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	Applicable court fees will be payable in respect of the enforcement of the Documents and the Warrants.

4.5	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

4.6	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents.

Except as specifically stated herein, we express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP